Exhibit 10.1

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

a Delaware limited partnership

THIS FIRST AMENDMENT (this “Amendment”) to the Second Amended and Restated Limited Partnership Agreement of NexPoint Real Estate Finance Operating Partnership, L.P. (the “Partnership”), dated as of November 2, 2023, is entered into by NexPoint Real Estate Finance OP GP, LLC, a Delaware limited liability company (the “General Partner”) on behalf of the Partnership pursuant to its agreement of limited partnership (as now or hereafter amended, restated, modified, supplemented, or replaced, the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement, unless the context shall otherwise require.

WHEREAS, the Partnership was formed on June 7, 2019 and the original agreement of limited partnership of the Partnership (the “Original Agreement”) was entered into as of June 10, 2019;

WHEREAS, the Original Agreement was amended and restated as of February 11, 2020 and subsequently amended on July 20, 2020, July 24, 2020, September 30, 2020, October 26, 2020 and March 31, 2021, and further amended and restated on September 8, 2021;

WHEREAS, Section 4.2 of the Agreement authorizes the General Partner, following the direction and approval of the Board of Directors, to cause the Partnership from time to time to issue Partnership Units or other Partnership Interests, in each case in exchange for the contribution by such Person of property or other assets, in one or more classes, or one or more series of any of such classes, or otherwise with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests, all as shall be determined by the General Partner (following the direction and approval of the Board of Directors) subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership;

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WHEREAS, the General Partner desires to (a) set forth the designations, rights, powers, preferences and duties and other terms of the Series B Preferred Units (as hereinafter defined in Annex A attached hereto); and (b) cause the Partnership to issue to NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), the Series B Preferred Units from time to time in exchange for contribution by the Company of the net proceeds from its offering of Series B Preferred Stock (as hereinafter defined in Annex A attached hereto) of the Company; and

WHEREAS, in accordance with Sections 4.2, 7.1, 14.1 and any other applicable sections of the Agreement, the General Partner has authorized the issuance of the Series B Preferred Units as set forth above and prepared and approved this Amendment, in each case following the direction and approval of the Board of Directors.

NOW THEREFORE, the General Partner, following the direction and approval of the Board of Directors, amends the Agreement as follows:

AGREEMENTS

Section 1. Terms and Conditions of Series B Preferred Units. The Agreement is hereby amended by the addition of a new annex thereto, entitled Annex A, in the form attached hereto, which sets forth the designations, allocations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, and any other special rights, powers and duties and other terms of the Series B Preferred Units and which shall be made a part of the Agreement.

Section 2. Construction. The Series B Preferred Units have been created and are being issued in conjunction with the Company’s issuance and sale of Series B Preferred Stock, and as such, the Series B Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series B Preferred Stock, all such that the economic interests of the Series B Preferred Units and the Series B Preferred Stock are substantially identical, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex A, shall be interpreted in a fashion consistent with this intent.

Section 3. Miscellaneous.

(a) Effect of Amendment. This Amendment is limited as specified and shall not constitute a modification, amendment or waiver of any other provision of the Agreement. Except as specifically amended by this Amendment, all other provisions of the Agreement are hereby ratified and remain in full force and effect.

(b) Single Document. From and after the date hereof, all references to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment.

(c) Severability. In the event that any provision of this Amendment or the application of any provision of this Amendment is declared to be invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected.

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(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) Headings. The headings in this Amendment are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

GENERAL PARTNER NexPoint Real Estate Finance OP GP, LLC, a Delaware limited liability company By: /s/ Brian Mitts Name: Brian Mitts Title: President, Secretary and Treasurer

[Signature Page to First Amendment

to the Second Amended and Restated Limited Partnership Agreement

of NexPoint Real Estate Finance Operating Partnership, L.P.]

ANNEX A

DESIGNATION OF THE SERIES B PREFERRED UNITS

OF

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P.

Section 1. Designation and Number. A series of Preferred Units (as defined below) of NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “9.00% Series B Cumulative Redeemable Preferred Units” (the “Series B Preferred Units”), is hereby established in accordance with the terms of the Agreement. The number of authorized Series B Preferred Units shall be 16,000,000.

Section 2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of September 8, 2021 (as now or hereafter amended, restated, modified, supplemented, or replaced, the “Agreement”). In addition to the capitalized terms elsewhere defined herein, the following defined terms used herein shall have the meanings specified below:

“Business Day” shall mean each day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas or New York are authorized or required by law, regulation or executive order to close.

“liquidation preference” shall mean $25.00 per Series B Preferred Units, subject to appropriate adjustment in relation to any recapitalizations, unit distributions, unit splits, unit combinations, statutory unit exchanges, reclassifications or other similar events which affect the Series B Preferred Stock.

“Series B Preferred Stock” shall mean the 9.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.

Section 3. Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 4. Rank. The Series B Preferred Units, with respect to priority of payment of distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, shall rank (a) senior to all classes or series of Common Units, and to any other class or series of Partnership Units issued in the future (together with the Common Units, the “Junior Units”), unless the terms of such Partnership Units expressly provide that it ranks senior to, or on parity with, the Series B Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (b) on parity with the Series A Preferred Units and any other class or series of Partnership Units the terms of which expressly provide that it ranks on parity with the Series B Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (collectively, the “Parity Units”); and (c) junior to any class or series of Partnership Units, the terms of which expressly provide that it ranks senior to the Series B Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership. The term “Partnership Units” as used in this Section does not include convertible or exchangeable debt securities, including convertible or exchangeable debt securities which rank senior to the Series B Preferred Units prior to conversion or exchange. The Series B Preferred Units shall also rank junior in right to payment to the Partnership’s other existing and future indebtedness.

Section 5. Distributions.

A.    Subject to the preferential rights of the holders of any class or series of Partnership Units ranking senior to the Series B Preferred Units with respect to priority of distributions, holders of the Series B Preferred Units are entitled to receive, when, as and if authorized by the General Partner in accordance with the Agreement and declared by the Partnership, out of assets legally available for the payment of distributions, cumulative cash distributions on such Series B Preferred Unit at the rate of 9.0% per annum of the liquidation preference (each, a “Cash Distribution”). If a Series B Preferred Unit has a date of original issuance (the “Original Issue Date”) prior to the Distribution Record Date (defined below) for the Distribution Period (defined below) in which such Series B Preferred Unit is issued, the Cash Distributions payable on such Series B Preferred Unit shall begin accruing on, and be cumulative from and including, the first day of the Distribution Period in which such Series B Preferred Unit is issued. If a Series B Preferred Unit has an Original Issue Date after the Distribution Record Date for the Distribution Period in which such Series B Preferred Unit is issued, the Cash Distributions payable on such Series B Preferred Unit shall begin accruing on, and be cumulative from and including, the first day of the first Distribution Period commencing after its issuance. Cash Distributions shall be payable monthly in arrears on or about the fifth day of each calendar month or, if such date is not a Business Day, on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Distribution Payment Date”), and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. A “Distribution Period” is the respective period commencing on and including the first day of each calendar month and ending on and including the day preceding the first day of the next succeeding Distribution Period. Cash Distributions shall be payable to holders of record of the Series B Preferred Units as they appear in the records of the Partnership at the close of business on the 25th day of the calendar month preceding the applicable Distribution Payment Date or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Distribution Record Date”). Any distribution payable on the Series B Preferred Units for any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

B.    No distributions on Series B Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Company or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

C.    Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units shall accrue whether or not the restrictions referred to in Section 5(B) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears. When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and the Parity Units, all distributions declared upon the Series B Preferred Units and any Parity Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and Parity Units shall in all cases bear to each other the same ratio that accumulated distributions per Partnership Unit (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such Parity Stock does not have a cumulative distribution) bear to each other.

D.    Except as provided in the foregoing Section 5(C), unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof in full is set apart for payment for all past Distribution Periods that have ended, no distributions of cash or other property may be declared and paid or declared and set apart for payment, directly or indirectly, on or with respect to the Junior Units or the Parity Units (other than distributions in Junior Units or in options, warrants or rights to subscribe for or purchase Junior Units), nor shall any Junior Units or Parity Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made for purposes of and in compliance with requirements of any incentive, benefit or equity purchase plan of the Partnership or the Company or any subsidiary thereof) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Units), directly or indirectly, by the Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and all holders of Parity Units).

E.    Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units, in excess of full cumulative distributions on the Series B Preferred Units as described above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Series B Preferred Units which remain payable. Accrued but unpaid distributions on the Series B Preferred Units shall accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

F.    “Set apart for payment” shall be deemed to include (without limitation): the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, in accordance with the Agreement, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units or Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Section 6. Liquidation Preference.

A.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series B Preferred Units then outstanding are entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its holders of Partnership Units, after payment of or provision for payment of the Partnership’s debts and other liabilities, the liquidation preference per Series B Preferred Unit, plus an amount equal to any accrued and unpaid Cash Distributions (whether or not authorized or declared) thereon to but not including the date of payment or the date the amount for payment is set apart (collectively, the “Liquidating Distributions”), before any distribution or payment of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to holders of Partnership Units are insufficient to pay in full the Liquidating Distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on all outstanding Parity Units, then all assets distributed to the holders of the Series B Preferred Units and any class or series of Parity Units shall be distributed pro rata so that the amount of assets distributed per Series B Preferred Unit and such class or series of Parity Units shall in all cases bear to each other the same ratio that the Liquidating Distributions per Series B Preferred Unit and such class or series of Parity Units bear to each other. Written notice of the effective date of any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

B.    After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

C.    For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

Section 7. Redemptions.

A.    The Partnership shall redeem a number of Series B Preferred Units equal to the number of shares of Series B Preferred Stock redeemed by the Company, on such dates as the Company may from time to time redeem such shares of Series B Preferred Stock. The redemption price per Series B Preferred Unit shall be equal to the redemption price paid by the Company per share of Series B Preferred Stock. If the Company pays the redemption price for the redemption of any shares of Series B Preferred Stock by issuing shares of Common Stock, the Partnership shall pay the redemption price for the redemption of the same number of Series B Preferred Units by issuing Common Units in an amount equal to the number of shares of Common Stock the Company issues in connection with the redemption. The Partnership shall issue Class A Common Units in such case, if the Series B Preferred Units are held by the Company. Each holder of Series B Preferred Units that shall be redeemed by the Partnership shall be entitled to an amount equal to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates, up to but not including, the redemption date. To the extent the redemption price paid by the Company to redeem shares of Series B Preferred Stock constitutes a payment of accrued and unpaid dividends on such shares, the redemption price paid by the Partnership to redeem Series B Preferred Units shall to the same extent constitute a payment of accrued and unpaid distributions on such Series B Preferred Units. Distributions on Series B Preferred Units to be redeemed shall cease to accrue when dividends shall cease to accrue on the shares of Series B Preferred Stock to be redeemed by the Company in connection with the redemption of such Series B Preferred Units.

Section 8. Voting Rights.

A.    Holders of the Series B Preferred Units shall not have any voting or consent rights.

B.    When reference is made to Percentage Interest or holdings of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, such reference shall not include Series B Preferred Units, except as required by applicable law.

Section 9. Conversion. Except as otherwise set forth herein, the Series B Preferred Units are not convertible for any other property or securities of the Partnership.

Section 10. Term. The Series B Preferred Units have no stated maturity date and shall not be subject to any sinking fund and, except as otherwise set forth herein, is not subject to mandatory redemption. The Partnership shall not be required to set aside funds to redeem the Series B Preferred Units.

Section 11. Status of Redeemed or Repurchased Series B Preferred Units. All Series B Preferred Units redeemed, repurchased or otherwise acquired in any manner by the Partnership shall constitute authorized but unissued Series B Preferred Units.

Section 12. Allocation of Net Income and Net Loss.

Article 6, Sections 6.1(A) and (B) of the Agreement are hereby deleted in their entirety and replaced by sections A and B, below:

“A. After giving effect to the special allocations set forth in Section 1 of Exhibit B attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit A attached hereto, Net Income for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1)    First, to the General Partner until the cumulative Net Income allocated to the General Partner under this Section 6.1(A)(1) equals the cumulative Net Loss allocated to the General Partner under Section 6.1(B)(3);

(2)    Second, to the holders of Series A Preferred Units and Series B Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units and Series B Preferred Units, until the cumulative Net Income allocated to such holders under this Section 6.1(A)(2) equals the cumulative Net Loss allocated to such holders under Section 6.1(B)(2) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(3)    Third, to the holders of Common Units and LTIP Units, pro rata in accordance with their respective Percentage Interests in the Common Units and LTIP Units, until the cumulative Net Income allocated to such holders under this Section 6.1(A)(3) equals the cumulative Net Loss allocated to such holders under Section 6.1(B)(1) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(4)    Fourth, 100% to the holders of Series A Preferred Units and Series B Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units and Series B Preferred Units, until the cumulative Net Income allocated to such holders under this Section 6.1(A)(4) is equal to the excess of (x) the cumulative amount of distributions such holders have received with respect to the Series A Preferred Units (other than distributions of Base Liquidation Preference or liquidation preference, as applicable) for all Partnership Years or other applicable period or to the date of redemption, to the extent such Series A Preferred Units and Series B Preferred Units are redeemed during such period, over (y) the cumulative Net Income allocated to such holders with respect to the Series A Preferred Units, pursuant to this Section 6.1(A)(4) for all prior Partnership Years or other applicable periods; and

(5)    Thereafter, to the holders of Common Units and LTIP Units pro rata in accordance with their respective Percentage Interests in the Common Units and LTIP Units.

B.    After giving effect to the special allocations set forth in Section 1 of Exhibit B attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit A attached hereto, Net Loss for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1)    First, to the holders of Common Units and LTIP Units with positive balances in their Economic Capital Account Balances attributable to the Common Units and LTIP Units in accordance with such balances until their Economic Capital Account Balances attributable to the Common Units and LTIP Units are reduced to zero;

(2)    Second, to the holders of the Series A Preferred Units and Series B Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units and Series B Preferred Units, until the Adjusted Capital Account of such holders is reduced to zero; and

(3)    Thereafter, to the General Partner.

For purposes of determining allocations of Net Loss pursuant to Section 6.1(B)(1), a holder of a Profits LTIP Unit shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of Profits LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units or Capital LTIP Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units or Capital LTIP Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.”

Article 6, Section 6.1(C) of the Agreement is hereby deleted in its entirety and replaced by section C, below:

“C. It is the intention of the parties hereunder that the aggregate Capital Account balance of any holder of Series A Preferred Units or Series B Preferred Units in respect of its Series A Preferred Units or Series B Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of its Series A Preferred Units or Series B Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units or Series B Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to each holder of Series A Preferred Units or Series B Preferred Units in respect of its Series A Preferred Units or Series B Preferred Units in such amounts as is required to cause the Adjusted Capital Account of such holders with respect to such Series A Preferred Units or Series B Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such Partner is entitled to receive pursuant to the provisions of Section 6 hereof.”

Section 13.     Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.